Exhibit 99

OREGON TRAIL FINANCIAL CORP. AND FIRSTBANK NW CORP. ANNOUNCE
EXTENSION OF ELECTION DEADLINE AND RECEIPT OF FDIC APPROVAL

BAKER CITY, OREGON AND CLARKSTON, WASHINGTON - October 10,
2003 Oregon Trail Financial Corp. (Nasdaq: OTFC) and
FirstBank NW Corp. (Nasdaq: FBNW) announced today that the deadline for Oregon Trail shareholders to make cash/stock elections in connection with the pending merger between the two companies has been extended from October 14, 2003 to 5:00 p.m., Eastern Time, on Tuesday, October 21, 2003.

     Prior to the election deadline, Oregon Trail shareholders may submit an Election Form and Letter of Transmittal to the Exchange Agent, Registrar and Transfer Company, with respect to all shares then owned. Provided that the Election Form and Letter of Transmittal, accompanied by a stock certificate(s) are received by the Exchange Agent in due and proper form prior to 5:00 p.m., Eastern Time, on October 21, 2003, Oregon Trail shareholders may make an election with respect to their Oregon Trail shares regardless of when those shares were acquired.
Shares of Oregon Trail will be converted into the right to receive shares of FirstBank common stock or cash, subject to the election allocation and proration procedure set forth in the Merger Agreement. After the election deadline, Oregon Trail shareholders may not change or revoke their elections and may not withdraw their share certificates unless the Merger Agreement is terminated.

     Election Forms and Letters of Transmittal previously were mailed to Oregon Trail shareholders as of September 5, 2003. Oregon Trail shareholders who have acquired shares after September 5, 2003, should contact the Exchange Agent,
Registrar and Transfer Company, at 1-800-368-5948 in order to receive a copy of the Election Form and Letter of Transmittal in order to make an election with respect to those newly acquired shares. Shareholders may also contact the Exchange Agent if they need additional copies of these materials. Oregon Trail shareholders who previously submitted an Election Form and Letter of Transmittal to the Exchange Agent with respect to all of their Oregon Trail
Shares and who have not bought any additional shares do not need to take any additional action.

     The companies also announced that the proposed merger of their financial institution subsidiaries received the regulatory approval of the Federal Deposit Insurance
Corporation on October 7, 2003. Oregon Trail and FirstBank previously announced that they had received the approval of the merger from their shareholders, as well as regulatory approvals from the Office of Thrift Supervision and the State of Washington's Department of Financial Institutions.
The parties currently anticipate that the merger will be completed in late October 2003.

     Oregon Trail Financial Corp. is headquartered in Baker City, Oregon and is the parent of Pioneer Bank, A Federal Savings Bank, which was founded in 1901. Pioneer Bank operates nine full service office locations in seven Eastern Oregon counties.


     FirstBank NW Corp. is the parent of FirstBank
Northwest.  Founded in 1920, FirstBank Northwest is based in
Clarkston, Washington, and is known as the local community bank, offering its customers highly personalized service in the many communities it serves.

Forward Looking Information

     Statements concerning future developments or events, expectations regarding regulatory approvals, closing of the merger, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties including government and regulatory actions, and the satisfaction of merger closing conditions that might cause actual results to differ materially from stated expectations.

For More Information

Contact:

Clyde E. Conklin, FirstBank NW Corp.
President and Chief Executive Officer
at (509) 295-5100

          OR

Berniel L. Maughan, Oregon Trail Financial Corp.
President and Chief Executive Officer
at (541) 523-6327